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                                                        THELEN REID & PRIEST LLP
                                                                Attorneys At Law
                                                         -----------------------

                                                                875 Third Avenue
                                                        New York, NY  10022-6225

                                                               Tel. 212.603.2000
                                                                Fax 212.603.2001
                                                              www.thelenreid.com

                                                                    EXHIBIT 5(b)






                                  May 14, 2003



ALLETE, Inc.
30 West Superior Street
Duluth, Minnesota 55802-2093


Ladies and Gentlemen:

                  Reference is made to the Registration Statement on Form S-8 (the "Registration Statement") to be filed by ALLETE, Inc. (the "Company"), on or about the date hereof with the Securities and Exchange Commission under the Securities Act of 1933, as amended, for the registration of 500,000 shares of the Company's common stock, without par value ("Common Stock"), and the Preferred Share Purchase Rights attached thereto ("Rights") (the Common Stock and the Rights herein collectively referred to as the "Shares"), in connection with the ALLETE and Affiliated Companies Employee Stock Purchase Plan ("Plan").

                  In connection therewith, we have reviewed such documents and records as we have deemed necessary to enable us to express an opinion on the matters covered hereby.

                  Based upon the foregoing, we are of the opinion that:

           1. The Company is a corporation validly organized and existing under the laws of the State of Minnesota.

           2. When the authorized but unissued Common Stock is issued and delivered as contemplated by and for the consideration stated in the Registration Statement, such Common Stock will be validly issued, fully paid and non-assessable and the Rights will be validly issued and binding obligations.

                  The opinion set forth above with respect to the Rights is limited to the valid issuance of the Rights under the corporation laws of the State of Minnesota. In this connection, we have not been asked to express, and accordingly do not express, any opinion herein with respect to any other aspect of the Rights, the effect of any equitable principles or fiduciary considerations relating to the adoption of the Rights Agreement, dated as of July 24, 1996 ("Rights Agreement"), between the Company and the Corporate Secretary of the Company, as



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ALLETE, Inc.
May 14, 2003
Page 2

Rights Agent, or the issuance of the Rights or the enforceability of any particular provision of the Rights Agreement.

                  For purposes of the opinions set forth above, we have assumed that a Minnesota Public Utilities Commission order authorizing the issuance of the Shares shall have been issued and shall remain in full force and effect at the time the Shares are issued and that the Company complies with the terms of such order.

                  We are members of the New York Bar. As to all matters of Minnesota law, we have relied with your consent upon an opinion of even date herewith addressed to you by Philip R. Halverson, Esq., Vice President, General Counsel and Secretary of the Company.

                  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name therein.

                                  Very truly yours,

                                  Thelen Reid & Priest LLP

                                  THELEN REID & PRIEST LLP